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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Weinberg,                        John                S.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
   c/o Goldman, Sachs & Co.
   85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

   New York                          NY                  10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Seagram Company Ltd. (The)
   VO
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

   July/1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                              |            |            |                                |              |6.       |                |
                              |            |            | 4.                             |5.            |Owner-   |                |
                              |            |            | Securities Acquired (A) or     |Amount of     |ship     |                |
                              |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.              |
                              |            | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of       |
                              |2.          | Code       | -------------------------------|Owned at End  |(D) or   |Indirect        |
1.                            |Transaction | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial      |
Title of Security             |Date        | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership       |
(Instr. 3)                    |(mm/dd/yy)  |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)      |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
Common Stock                  |            |        |   |               |     |          |    1,000     |   D     |                |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
Common Stock                  | 07/09/98   |   P    |   |    1,000      |  A  | $40.8125 |              |   I     |   01           |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
Common Stock                  | 07/09/98   |   S    |   |    1,000      |  D  | $40.8125 |   -0-        |   I     |   01           |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |Trust F/B/O     |
Common Stock                  |            |        |   |               |     |          |   5,500      |   I     |John S. Weinberg|
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
                              |            |        |   |               |     |          |              |         |                |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
                              |            |        |   |               |     |          |              |         |                |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
                              |            |        |   |               |     |          |              |         |                |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
                              |            |        |   |               |     |          |              |         |                |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
                              |            |        |   |               |     |          |              |         |                |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
                              |            |        |   |               |     |          |              |         |                |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
                              |            |        |   |               |     |          |              |         |                |
-----------------------------------------------------------------------------------------------------------------------------------|
                              |            |        |   |               |     |          |              |         |                |
                              |            |        |   |               |     |          |              |         |                |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |        |        |      |               |                 |                       |        |9.       |10.   |      |
               |        |        |      |               |                 |                       |        |Number   |Owner-|      |
               |        |        |      |               |                 |                       |        |of       |ship  |      |
               |2.      |        |      |               |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Deferred       |        |        |    | |       |       |        |        |             |         |        |         |      |      |
Share Units    |1-for-1 |06/30/98| A  |V|11.916 |       |   02   |   02   |Common Stock |11.916   |$40.50  |         |  D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Deferred       |        |        |    | |       |       |        |        |             |         |        |         |      |      |
Share Units    |1-for-1 |07/20/98| A  |V|413.146|       |   02   |   02   |Common Stock |413.146  |$39.9375|3,350.168|  D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
====================================================================================================================================

Explantion of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). The securities reported herein as indirectly purchased and sold were purchased and sold and may be deemed to have been beneficially owned directly by Goldman Sachs. Without admitting any legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

02: The Deferred Share Units were accrued pursuant to The Seagram Company Ltd. (the "Company") Stock Plan for Non-Employee Directors and will be paid in Common Stock of the Company or cash after the Reporting Person's termination of service on the Company's Board of Directors.


By:  s/ Hans L. Reich                                        August 10, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
             Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.